Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of L Catterton Asia Acquisition Corp (the “Company”) on Form S-1 of our report dated January 21, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of L Catterton Asia Acquisition Corp as of January 12, 2021 and for the period from January 5, 2021 (inception) through January 12, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Melville, NY
February 19, 2021